Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfizer Inc.:

We consent to the use of our audit report dated February 28, 2013, on the consolidated financial statements of Pfizer Inc. and subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, included herein, and to the reference to our firm under the heading “Experts” in the registration statement filed on Form S-4 of Zoetis Inc.

/s/ KPMG LLP

New York, New York

May 22, 2013